EXHIBIT 10.1

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 15th day of April, 2019 (the “Effective Date”),  by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company  (“Landlord”), and OMEROS CORPORATION, a Washington corporation  (“Tenant”).

RECITALS

A.  WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of January 27, 2012 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 5, 2012, that certain Second Amendment to Lease dated as of November 16, 2012, that certain Third Amendment to Lease dated as of October 16, 2013, that certain Fourth Amendment to Lease dated as of September 8, 2015, that certain Fifth Amendment to Lease dated as of September 1, 2016, and that certain Sixth Amendment dated as of October 18, 2018 (the “Sixth Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 201 Elliott Avenue West in Seattle, Washington (the “Building”);

B.  WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include that certain additional space containing approximately six hundred eighteen (618) square feet of Rentable Area and located on the first (1st)  floor of the Building (as more particularly described on Exhibit A attached hereto, the “First Floor Additional Premises”); and

C.  WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.  Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.  First Floor Additional Premises. Effective as of the First Floor Additional Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the First Floor Additional Premises for use by Tenant in accordance with the Permitted Use and in accordance with all other terms and conditions of the Lease, except to the extent inconsistent with the provisions of this Amendment. From and after the First Floor Additional Premises Commencement Date, the term “Premises” as used in the Lease shall include the First Floor Additional Premises.

3.  First Floor Additional Premises Term. The Term of the Lease with respect to the First Floor Additional Premises (as the same may be earlier terminated in accordance with the Lease, the “First Floor Additional Premises Term”) shall commence on the Effective Date  (the “First Floor Additional Premises Commencement Date”) and remain in effect until March 31, 2020, at which time the First Floor Additional Premises Term shall thereafter be coterminous with the Term for the Existing Premises, such that the Term with respect to the entire Premises (including both the Existing Premises and the First Floor Additional Premises) shall expire on the Term Expiration Date.

4.  Condition of First Floor Additional Premises. Tenant acknowledges that (a) it is familiar with the condition of the First Floor Additional Premises and agrees to take the same in its condition “as is” as of the First Floor Additional Premises Commencement Date, (b) neither Landlord nor any agent of Landlord has made (and neither Landlord nor any agent of Landlord hereby makes) any representation or warranty of any kind whatsoever, express or implied, regarding the First Floor Additional Premises, including (without limitation) any representation or warranty with respect to the condition of First Floor Additional Premises or with respect to the suitability of the First Floor Additional Premises for the conduct of Tenant’s business and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the First Floor Additional Premises for Tenant’s occupancy or to pay for any improvements to the First Floor Additional Premises.

5.  First Floor Additional Premises Base Rent and Additional Rent. Commencing as of the First Floor Additional Premises Commencement Date, Base Rent for the First Floor Additional Premises shall equal Thirty-Five Dollars ($35.00) per square foot of Rentable Area per year and shall be subject to an annual upward adjustment of two point three percent (2.3%) of the then-current Base Rent (with the first such adjustment becoming effective commencing on November 16, 2019, and subsequent adjustments becoming effective on every successive annual anniversary of November 16 for so long as the Lease continues in effect). Commencing as of the First Floor Additional Premises Commencement Date, Tenant shall pay to Landlord Additional Rent (as defined in the Lease) with respect to the First Floor Additional Premises.

6.  First Floor Additional Premises Base Rent Abatement. Tenant’s obligations with respect to Base Rent as to the First Floor Additional Premises payable by Tenant pursuant to Section 5 shall be subject to abatement for the first one (1) month of the First Floor Additional Premises Term (the “First Floor Additional Premises Base Rent Abatement”);  provided, however, that Tenant shall not be entitled to any portion of the First Floor Additional Premises Base Rent Abatement accruing during a period of time in which Tenant is in Default under the Lease. Upon the occurrence of a Default, Tenant shall immediately be obligated to commence paying Base Rent for the First Floor Additional Premises in full until such time that the Default has been cured. For the avoidance of doubt, the time period for which the First Floor Additional Premises Base Rent Abatement applies shall not be extended as a result of any Default period during which Tenant is not entitled to such First Floor Additional Premises Base Rent Abatement. Tenant acknowledges and agrees that the First Floor Additional Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment and for agreeing to pay the Rent and perform all of the obligations of Tenant under the Lease. The First Floor Additional Premises Base Rent Abatement shall not work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent (including, without limitation, Tenant’s obligations with respect to Operating Expenses and the Property Management Fee). For avoidance of doubt, for the first one (1) month of the First Floor Additional Premises Term, the Property Management Fee with respect to the First Floor Additional Premises shall be calculated as if Tenant were paying full Base Rent for the First Floor Additional Premises without taking into account the First Floor Additional Premises Base Rent Abatement.

7.  First Floor Additional Premises Pro Rata Share. Tenant’s Pro Rata Share of the Project with respect to the First Floor Additional Premises shall be zero and forty-one hundredths percent (0.41%). Commencing as of the First Floor Additional Premises Commencement Date, Tenant’s Pro Rata Share of the Project shall be increased to include such amount.

8.  First Floor Additional Premises Permitted Use. Notwithstanding anything in the Existing Lease to the contrary, the Permitted Use with respect to the First Floor Additional Premises shall be office use in conformity with all Applicable Laws.

9.  Build-to-Suit Option. The parties acknowledge and agree that in the event that Landlord and Tenant enter into a build-to-suit lease pursuant to Section 47 of the Original Lease, then (a) any resulting termination of the Existing Lease in accordance therewith shall also terminate Tenant’s lease of the First Floor Additional Premises under this Amendment, and (b) there shall be no termination penalty or charge for the termination of Tenant’s lease of the First Floor Additional Premises, and no termination costs related to such termination shall be factored into the economics of the new build-to-suit lease.

10.  Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, employed or engaged by it or claiming to have been employed or engaged by it.

11.  No Default. Landlord and Tenant each represents, warrants and covenants that, to the best of their knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

12.  Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Chief Executive Officer

with a copy to:

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

Attn: General Counsel

13.  Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

14.  Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

15.  Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

16.  Authority. Tenant warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

17.  Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC,
a Delaware limited liability company

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	Vice President, Legal

TENANT:

OMEROS CORPORATION,
a Washington corporation

By:	/s/ Gregory A. Demopulos
Name:	Gregory A. Demopulos, M.D.
Title:	Chairman & CEO

EXHIBIT A

ADDITIONAL FIRST FLOOR PREMISES